EX-99.j

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of the Aberdeen Funds:

We consent to the use of our report dated December 29, 2016, with respect to the financial statements of Aberdeen Funds, comprised of the Aberdeen Equity Long-Short Fund, Aberdeen Global Natural Resources Fund, Aberdeen U.S. Small Cap Equity Fund (formerly Aberdeen Small Cap Fund), Aberdeen China Opportunities Fund, Aberdeen International Equity Fund, Aberdeen Global Equity Fund, Aberdeen Diversified Income Fund, Aberdeen Dynamic Allocation Fund, Aberdeen Diversified Alternatives Fund, Aberdeen Asia Bond Fund,  Aberdeen Asia-Pacific (ex-Japan) equity Fund, Aberdeen Emerging Markets Fund, Aberdeen Emerging Markets Debt Fund, Aberdeen Global Unconstrained Fixed Income Fund (formerly Aberdeen Global Fixed Income Fund), Aberdeen International Small Cap Fund (formerly Aberdeen Global Small Cap Fund), Aberdeen Tax-Free Income Fund, Aberdeen U.S. Multi-Cap Equity Fund (formerly Aberdeen U.S. Equity Fund), Aberdeen Japanese Equities Fund, and Aberdeen U.S. Mid Cap Equity Fund as of October 31, 2016, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectus and in the introduction to and under the headings “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2017